Exhibit 21

LIST OF SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization
AWO, Inc.	Delaware
Astro-Med GmbH	Germany
Grass Technologies Corporation	Delaware
Grass Properties, Inc.	Delaware